UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section l3 and l5(d) of the

Securities Exchange Act of l934

February 23, 2007

Date of report (date of earliest event reported)

STANDARD PARKING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50796	16-1171179
(Commission File Number)	(IRS Employer Identification No.)

900 N. Michigan Avenue, Suite 1600, Chicago, Illinois  60611

(Address of Principal Executive Offices)  (Zip Code)

(312) 274-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Our Board of Directors has adopted a performance based incentive program under the auspices of our Long-Term Incentive Plan.  The objectives of the new program are as follows:

•                  Reward top executives for achievement of long-term financial goals that build enterprise value;

•                  Strengthen the alignment of key executives’ financial interest with those of our stockholders through stock ownership;

•                  Provide a long-term incentive opportunity as part of  a competitive overall compensation package; and

•                  Enhance our ability to retain senior executives.

This new program provides certain executive officers with the opportunity to earn a combination of stock (50%) and cash (50%) if certain three year performance targets for pre-tax net income and pre-tax free cash flow are achieved.  On February 23, 2007, the participating executives became entitled to performance restricted stock based on the stock price at the commencement of the performance cycle ($38.42 per share).  This stock becomes free of restrictions upon the achievement of the performance goals.  In this way, the executive has the opportunity to benefit from any share appreciation during the performance period.  For each three year performance cycle, the maximum potential award is currently $150,000 for our chief executive officer and $60,000 for any of our other participating executive officers, while the target award is currently $100,000 for the chief executive officer and $40,000 for the participating executive officers.  A new three-year performance cycle begins every calendar year.

For the first performance cycle, our chief executive officer, James A. Wilhelm, will receive 1,953 shares of restricted stock; our chief financial officer, G. Marc Baumann, will receive 781 shares of restricted stock; and two of our named executive officers, Steven A. Warshauer and Michael K. Wolf, also will receive 781 shares of restricted stock.  John V. Holten, a named executive officer and our controlling shareholder, will not participate in this program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD PARKING CORPORATION

Date: February 26, 2007	By:	/s/ G. MARC BAUMANN
G. Marc Baumann, Chief Financial Officer